As filed with the Securities and Exchange Commission on September 25, 2023
Registration No. 333-270665

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S‑8 REGISTRATION STATEMENT NO. 333-270665

UNDER
THE SECURITIES ACT OF 1933

AngloGold Ashanti Limited
(Exact Name of Registrant as Specified in Its Charter)

The Republic of South Africa (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

112 Oxford Road
Houghton Estate
Johannesburg, 2198
South Africa
Tel:
+27 (0)11 637-6000
(Address of Principal Executive Offices, Including Zip Code)

2018 Deferred Share Plan
(Full Title of the Plan)

AngloGold Ashanti North America Inc.
6363 S. Fiddlers Green Circle, Suite 1000
Denver, CO 80111
Tel: +1 (303) 889-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
George A. Stephanakis, Esq.
Cravath, Swaine & Moore LLP
CityPoint One Ropemaker Street
London EC2Y 9HR
United Kingdom
Tel: +44 (0)20 7453 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to registration statement no. 333-270665 on Form S‑8 filed by AngloGold Ashanti Limited (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) on March 17, 2023 (the “Registration Statement”), pertaining to the offering of 15,000,000 ordinary shares, par value R0.25 per share, of the Registrant to be issued under the 2018 Deferred Share Plan.

On September 25, 2023, the Registrant completed a reorganization transaction (the “Reorganization”). Upon completion of the Reorganization, AngloGold Ashanti plc became the ultimate parent company of the Registrant and its subsidiaries as of immediately prior to the Reorganization.

As a result of the Reorganization, the Registrant has terminated the offering of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as at the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johannesburg, South Africa, on the 25th day of September 2023.

ANGLOGOLD ASHANTI LIMITED

By:	/s/ Ian Kramer
	Name:	Ian Kramer
	Title:	Authorized Signatory

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.